Exhibit 99.1

Allena Pharmaceuticals Initiates First Phase 3 Trial for ALLN-177

in Patients with Enteric Hyperoxaluria

- URIROX-1TM is the Largest Controlled Trial of a Novel Therapeutic for this Underserved

Patient Population –

- Topline Data Expected in Second Half of 2019 –

- ALLN-177 has Potential to be the First FDA-Approved Treatment for Enteric

Hyperoxaluria -

NEWTON, Mass., March 6, 2018 – Allena Pharmaceuticals, Inc. (NASDAQ:ALNA), a late-stage, biopharmaceutical company dedicated to developing and commercializing first-in-class, oral enzyme therapeutics to treat patients with rare and severe metabolic and kidney disorders, today announced the initiation of the first of two anticipated Phase 3 clinical trials in support of its planned Biologic License Application (BLA) for ALLN-177 in patients with enteric hyperoxaluria. Patients with enteric hyperoxaluria suffer from an increased risk of kidney stones and kidney damage attributable to excess absorption of oxalate from the gastrointestinal tract (GI) due to chronic underlying medical or surgical conditions of the GI tract. ALLN-177 is an orally-administered, recombinant oxalate-degrading enzyme that is being developed for the treatment of severe hyperoxaluria.

URIROX-1TM (formerly Study 301) is a multicenter, global, randomized, double-blind, placebo-controlled study to evaluate the safety and efficacy of ALLN-177 in patients with enteric hyperoxaluria. A total of 124 subjects are planned for randomization equally into two arms for a four-week treatment period. Subjects will self-administer either 7,500 units of ALLN-177 or placebo with each meal or snack, up to five times per day, consistent with the eating patterns of patients with enteric hyperoxaluria. The primary endpoint of the study is percent change from baseline in 24-hour urinary oxalate (UOx) excretion averaged during Weeks 1-4, comparing ALLN-177 to placebo. Secondary endpoints include proportion of subjects with a ≥20% reduction from baseline in 24-hour UOx excretion averaged during Weeks 1-4. URIROX-1 is the largest randomized, controlled trial of a novel therapeutic ever initiated in patients with enteric hyperoxaluria. Allena expects to announce topline data from the URIROX-1 trial in the second half of 2019, consistent with prior guidance.

Initiation of the URIROX-1 trial follows multiple interactions with the U.S. Food and Drug Administration (FDA), including submission of the protocol for FDA review, after which the FDA confirmed that it had no comments on the protocol. Allena continues to engage with the FDA to finalize the design of URIROX-2TM (formerly Study 302), the second, larger planned Phase 3 clinical trial, and to discuss opportunities for pursuing an accelerated approval pathway for its planned BLA submission for ALLN-177 in patients with enteric hyperoxaluria. Pending the outcome of these interactions, Allena expects to initiate URIROX-2 in the second half of 2018, consistent with prior guidance.

Allena has also received Scientific Advice on the design of its proposed Phase 3 program from the regulatory agencies of three countries in the European Union. Following these non-binding regulatory interactions, Allena believes that its Phase 3 program, if successful, could be eligible for a Marketing Authorization Application (MAA) via the conditional approval pathway, which is similar to the FDA’s accelerated approval pathway.

“We are very pleased to initiate our first Phase 3 clinical trial of ALLN-177 in this underserved patient population,” said Alexey Margolin, Ph.D., Chief Executive Officer of Allena Pharmaceuticals. “This trial, which was designed to incorporate key learnings from our Phase 2 clinical program, represents an important milestone for patients with severe hyperoxaluria and a high disease burden. With the URIROX-1 trial now underway, we look forward to the continued advancement of our Phase 3 program for ALLN-177.”

About Hyperoxaluria

Hyperoxaluria is a metabolic disorder characterized by significantly elevated oxalate levels in the urine, or urinary oxalate excretion, due to either overproduction of oxalate by the liver from a genetic defect, called primary hyperoxaluria, or from the excess absorption of oxalate from the diet, called secondary hyperoxaluria. Secondary hyperoxaluria is further characterized either as enteric, resulting from a chronic and unremediable underlying gastrointestinal disorder associated with malabsorption, such as bariatric surgery complications or Crohn’s disease, which predisposes patients to excess oxalate absorption, or idiopathic, meaning the underlying cause is unknown. Kidney stones, typically the first sign of hyperoxaluria, are often painful and may require interventional procedures. Severe hyperoxaluria in settings of enteric and primary hyperoxaluria may also lead to kidney damage (nephrocalcinosis), chronic kidney disease and end-stage renal disease, which may lead to death.

Enteric hyperoxaluria is the more severe subset of secondary hyperoxaluria. Allena estimates that there are approximately 200,000 to 250,000 patients with enteric hyperoxaluria and kidney stones in the United States.

About ALLN-177

ALLN-177 is an orally-administered, recombinant oxalate-degrading enzyme that is being developed for the treatment of severe hyperoxaluria. ALLN-177 is being developed to target oxalate in the GI tract in an effort to reduce the burden of both dietary and endogenously-produced oxalate. ALLN-177 has the potential to decrease the oxalate available systemically for deposition as calcium oxalate crystals or stones in the kidneys, as well as reduce long-term kidney complications. ALLN-177 has been granted separate orphan drug designations by the U.S. Food and Drug Administration for the treatment of primary hyperoxaluria and for the treatment of pediatric hyperoxaluria. In addition, the European Commission has granted orphan drug designation for ALLN-177 for the treatment of primary hyperoxaluria.

About Allena Pharmaceuticals

Allena Pharmaceuticals, Inc. is a late-stage biopharmaceutical company dedicated to developing and commercializing first-in-class, oral enzyme therapeutics to treat patients with rare and severe metabolic and kidney disorders. Allena’s lead product candidate, ALLN-177, is a first in class, oral enzyme therapeutic for the treatment of hyperoxaluria, a metabolic disorder characterized by markedly elevated urinary oxalate levels and commonly associated with kidney stones, chronic kidney disease and other serious kidney disorders.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the duration of Allena’s URIROX-1 clinical trial and the announcement of topline data from such clinical trial, statements regarding Allena’s planned Phase 3 pivotal program for ALLN-177, including Allena’s planned URIROX-2 study, the resolution of the trial design for this study with the FDA and the time of initiation of this trial, and statements regarding Allena’s ability to utilize the accelerated approval and conditional approval pathways for ALLN-177. Allena remains in an active dialogue with the FDA regarding the design of the URIROX-2 study, including the endpoints and statistical analysis plan for this study, and whether reduction in UOx excretion may be used as a surrogate endpoint to support an accelerated approval for ALLN-177. If Allena is unable to reach consensus with the FDA on the magnitude of UOx reduction significant enough to predict clinical benefit, it may be required to demonstrate effectiveness by showing an effect on stone formation directly, or conduct one or more additional clinical trials to demonstrate this effect, prior to the submission of a BLA for ALLN-177. Any forward- looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that results of earlier studies may not be predictive of future clinical trial results, and planned studies may not establish an adequate safety or efficacy profile for ALLN-177 that support regulatory approval; risks associated with the fact that Allena has not yet finalized the design of its pivotal Phase 3 clinical program for ALLN-177, including the primary and secondary endpoints and the statistical analyses for URIROX-2, and that the FDA and comparable foreign regulators may not agree with the proposed Phase 3 clinical program, in which case Allena may be required to modify its planned clinical trials, or run additional clinical trials, before it can submit a BLA or comparable foreign applications for this product candidate; risks associated with a potential accelerated approval pathway, which would require that Allena conduct one or more confirmatory clinical trials to verify the clinical benefit of ALLN-177 after approval; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Allena’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from other companies developing products for similar uses; risk associated with Allena’s ability to manage operating expenses and/or obtain additional funding to support its business activities;

and risks associated with Allena’s dependence on third parties. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Allena’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Item 1A of Part II of Allena’s Quarterly Report on Form 10-Q for the period ended September 30, 2017, as well as discussions of potential risks, uncertainties and other important factors in Allena’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Allena undertakes no duty to update this information unless required by law.

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